Exhibit 99.1

Aquestive Therapeutics Names Sandy Costa as Chairman of the Board of Directors

Warren, NJ, August 13, 2018 – Aquestive Therapeutics, Inc. (NASDAQ:AQST), a specialty pharmaceutical company focused on identifying, developing and commercializing differentiated products to address unmet medical needs, today announced that the Company’s Board of Directors confirmed its plan to appoint Santo “Sandy” Costa as Chairman, effective as of August 8th. Mr. Costa joined Aquestive’s Board in 2015 bringing over 40 years of experience in the pharmaceutical, healthcare and life sciences industries, as well as leadership in the legal sector. Douglas Bratton, Chairman since 2004, will continue to serve as a member of the Board of Directors.

“We would like to thank Doug for his leadership and invaluable guidance both as Chairman and Aquestive’s lead investor over the past 14 years. We are pleased that he will continue to serve as a director,” said Keith J. Kendall, Chief Executive Officer of Aquestive. “Sandy’s experience, expertise and insights from his work in the industry and on numerous other boards has made him an important part of the leadership of our company. We expect that to continue with Sandy in the role of Chairman.”

Mr. Costa stated, “Aquestive is uniquely positioned with a broad pipeline that spans late stage CNS candidates and earlier stage orally administrated complex molecules. I look forward to continuing to work with the Board and the executive team as Aquestive transitions to a commercial organization in the coming months.”

Santo Costa joined Aquestive’s Board of Directors in 2015. Mr. Costa currently sits on the boards of Cytokinetics Inc. and Metabolon Inc. He has also served as a board member to numerous other public and private companies and charitable organizations. Mr. Costa is Of Counsel at the law firm Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan in Raleigh, N.C. In addition to his legal practice, Mr. Costa’s experience includes President, Chief Operating Officer, and Vice Chairman of Quintiles Transnational Corp. where, during his tenure, he had responsibility for all operating divisions and worldwide business development. He is also a nationally recognized speaker on leadership and issues facing the pharmaceutical industry. Mr. Costa earned a B.S. in Pharmacy and his J.D. from St. John’s University.

About Aquestive Therapeutics
Aquestive Therapeutics is a specialty pharmaceutical company focused on identifying, developing and commercializing differentiated products to address unmet medical needs. Aquestive Therapeutics has a late-stage proprietary product pipeline focused on the treatment of CNS diseases, and is working to advance orally-administered complex molecules that it believes can be alternatives to invasively-administered standard of care therapies. As the leader in developing and delivering drugs via its PharmFilm® technology, Aquestive Therapeutics also collaborates with pharmaceutical partners to bring new molecules to market in differentiated and highly-marketable dosage forms.

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